Natural Gas Services Group Announces Groundbreaking Ceremony

Midland, Texas, December 5, 2017 - Natural Gas Services Group, Inc. (NYSE:NGS), a leading provider of gas compression equipment and services to the natural gas industry, is pleased to announce the groundbreaking ceremony for its new corporate headquarters.
The ceremony will take place on December 14, 2017 at 2:45pm at the site of the new building location, 404 Veterans Airpark Lane in Midland, TX. The location is just west of Big Spring St.
Stephen Taylor, Chief Executive Officer of NGS commented: “NGS was incorporated in 1998 and has been headquartered in Midland ever since. Although the Company provides equipment and services in all major oil and gas basins in the U.S., Midland and the Permian Basin have become even more important as our home and the central location of our executive and operational staff. Considering this, we made the decision to design and construct our own permanent office facility in Midland. Not only does this signify NGS’s commitment to Midland, but it will provide our employees with a modern work environment that will foster greater teamwork and productivity.”
City and county officials will join Natural Gas Services Group’s executive officers, board of directors and the construction managers in turning the first ceremonial shovels of dirt to kick-off the building project. The building is a three-story 45,000 SF structure.

About Natural Gas Services Group, Inc.

NGS is a leading provider of natural gas compression equipment to the natural gas industry with a primary focus on the non-conventional gas and oil industry, i.e., coalbed methane, gas and oil shales and tight gas. The Company manufactures, fabricates, rents, sells and maintains natural gas compressors and flare systems for gas and oil production and plant facilities. NGS is headquartered in Midland, Texas with fabrication facilities located in Tulsa, Oklahoma and Midland, Texas and service facilities located in major gas and oil producing basins in the U.S. Additional information can be found at www.ngsgi.com.

For further information contact:
G. Larry Lawrence, Chief Financial Officer
Natural Gas Services Group, Inc.
432-262-2700 or larry.lawrence@ngsgi.com